UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
February 6, 2013
Lender Processing Services, Inc.
(Exact name of Registrant as Specified in its Charter)
001-34005

(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-1547801 (IRS Employer Identification Number)
601 Riverside Avenue

Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-5100

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2013, the Board of Directors of Lender Processing Services, Inc. (the “Company”) adopted a resolution increasing the size of the Company's Board of Directors to eight, and elected Dan R. Carmichael to serve on our Board of Directors. Mr. Carmichael will serve in Class II of our Board of Directors, and his term will expire at the annual meeting of our shareholders to be held in 2013.

Mr. Carmichael is an advisor and private investor. He has been an advisor to FirstMark Capital, a private equity firm, since January 2009. Prior to that, Mr. Carmichael was an advisor and consultant to Proudfoot Consulting, a management consulting firm, from January 2008 to December 2009. From August 2007 to October 2008, he was an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group, an insurance company. From December 2000 to August 2007, Mr. Carmichael was President, Chief Executive Officer and a director of Ohio Casualty Corporation, a public insurance holding company. Mr. Carmichael also serves as a director of Platinum Underwriters Holdings, Inc.

Mr. Carmichael is not a party to any related party transactions with the Company. He has been appointed to serve on the Audit Committee of our Board of Directors. Mr. Carmichael will receive customary compensation paid to our non-employee directors. This compensation includes an annual Board retainer of $65,000, as well as a retainer of $15,000 for his service on the Audit Committee, each of which is payable quarterly. Mr. Carmichael will receive $2,000 for each Board meeting and $1,500 for each committee meeting he attends. He will also be eligible to receive equity awards under the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lender Processing Services, Inc.
Date: February 7, 2013	By:	/s/ Hugh R. Harris
Hugh R. Harris
President and Chief Executive Officer